Exhibit 10.1

Summary of Compensation/Employment Terms of Barry C. Fougere

Title and Reporting.  Senior Vice President, Business Operations of Atlantic Tele-Network, Inc. (the “Company”) reporting to the Chief Executive Officer.   “At will” employment relationship.

Start Date.  May 20, 2014.

Salary/Bonus.  Initial annual base salary of $255,000.  In addition, eligible for an initial annual performance bonus of up to 50% of base salary (pro-rated for the first year).  The amount of the bonus in any year will be based on a number of factors, including employee overall performance, employee performance against set objectives and the performance of the Company overall.   The Company also paid employee a one-time signing bonus of $20,000.

Eligibility to Participate in Employee Benefit Plans.  Eligible to participate in the Company’s medical, dental, life and disability insurance plans and 401(k) and other standard benefit plans generally available to other employees. Eligible to participate in 2008 Equity Incentive Plan. Restricted stock or options awarded pursuant thereto will vest in four equal annual installments beginning with the first anniversary of the grant date, subject to accelerated vesting in certain circumstances upon certain termination events, including termination without cause or good reason departures and qualifying termination upon change of control. Initial restricted stock award shall be worth approximately $450,000.  Eligible for future annual grants as and when considered for other executives.

Vacation: Employee will have 28 days of “personal time off” (PTO) per annum, with level of pro ration for 2014 to be agreed upon by employee and Company.

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